Exhibit 10.1

CASTLE BRANDS INC.

SEPARATION AGREEMENT

SEPARATION AGREEMENT (“Agreement”), dated as of March 20, 2007, between Castle Brands Inc. (“Castle Brands”) (Castle Brands, together with all of its subsidiaries, parents, and any other affiliates shall herein be referred to as the “Company”), and Herbert Roberts (“Employee”) (the Company and Employee shall collectively be referred to as the “Parties”).

RECITALS

A.

WHEREAS, the Parties had entered into that certain Employment Agreement, dated December 5, 2006 (the “Employment Agreement”).

B.

WHEREAS, the Employment Agreement set forth, amongst other provisions, Employee’s compensation and termination provisions.

C.

WHEREAS the Parties desire to terminate the Employment Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties hereto do hereby agree as follows:

1.

Termination of Employment.  Except as otherwise provided in this Section 1, Employee’s employment with the Company shall terminate as of March 15, 2007.  The last day of Employee’s employment as provided in this Section 1 shall be deemed the “Termination Date.”

2.

Duties of Employee; Base Salary and Benefits; Other Business Activities.

(a)

Duties of Employee. As of the Termination Date, Employee shall cease to be Chief Financial Officer, Treasurer and Principal Financial Officer or otherwise act as an employee of the Company.  Beginning on the Termination Date, as and to the extent requested by the Company from time to time, Employee shall perform the following duties: (a) act as a historical and knowledge resource to Company employees in connection with matters related to the Company, including financial matters, as requested by the Company, (b) train and transition his responsibilities to other Company employees, and (c) other duties related to the duties set forth in (a) and (b) above. Employee shall vacate the Company’s offices as of the Termination Date and perform the duties described herein generally from an office he shall establish.  In connection with such duties, the Company will have no obligation or liability in respect of such office.

(b)

Base Salary and Benefits Through Termination Date. Employee shall continue to be paid a base salary at the annual rate of $261,000 up to and until March 15, 2007.  As of the Termination

Date, Employee shall cease to be eligible for benefits under any Company benefits plan or program or otherwise, except (i) as expressly provided in this Agreement, or (ii) as otherwise required under (A) the terms of a Company benefits plan or program or (B) applicable law.

(c)

Other Business Activities. Employee shall be permitted to engage in other business activities (including employment) during his remaining period of employment with the Company, provided that such activities do not otherwise violate the terms of this Agreement or the Employment Agreement or impair his ability to perform his duties hereunder or comply with other obligations Employee may have to the Company.

3.

Consideration. Although, in the absence of this Agreement, the Company is not required to provide any of the following consideration to Employee, the Company, in exchange for promises made herein by Employee, shall provide Employee with the following benefits:

(a)

Severance Payment. The Company agrees to pay Employee an aggregate severance payment of $100,000.  Such payment shall be made in four installments as follows:

$25,000 payable on March 31, 2007

$25,000 payable on April 30, 2007

$25,000 payable on May 31, 2007

$25,000 payable on June 30, 2007

(b)

COBRA. The Company agrees that it will instruct its applicable employees and/or agents not to challenge Employee’s right to continue welfare benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) based upon the circumstances that led to the modification of Employee’s duties as provided herein. The Company reserves the right to challenge or deny continuing coverage under COBRA for other reasons, as appropriate. Provided that Employee timely elects COBRA continuation coverage (and the Company has no reasonable grounds to challenge or deny such coverage) or employee converts to a personal plan, the Company will pay through the COBRA Payment End Date (as defined below) for the monthly premiums for the level of coverage Employee maintained on the Termination Date (the “Monthly Premiums”).  In no event (including by reasons of Employee’s election to convert to a personal plan) shall the Company be required to pay any amount in excess of the Monthly Premiums.  The “COBRA Payment End Date” shall be the earlier of (i) 12 months following the Termination Date and (ii) the date Employee becomes employed by a third party and is eligible for coverage, and such coverage may actually commence, under the group benefits plan of the new employer. If during the period Employee is receiving this benefit, Employee obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Employee must notify the Company in writing of such new employment and the date on which Employee will first be eligible for coverage under the group benefits plan of such new employer so that the Company receives such notification prior to the commencement of such employment.

(c)

Taxes and Withholdings. The payments and benefits to be made pursuant to this Section 3 and in Section 2 shall be subject to all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Employee under this Agreement.

4.

Non-Admission of Liability. The Company is providing Employee with the consideration described in this Agreement in exchange for Employee’s agreement to undertake certain obligations, as described herein. The fact that the Company is offering this consideration to Employee should not be understood as an admission that the Company has violated Employee’s rights (or the rights of anyone else), any statute or law, or breached any duty or obligation in any manner whatsoever.  The fact that Employee is accepting such consideration should not be understood as an admission that Employee has violated any statute or law, or breached any duty or obligation in any manner whatsoever.

5.

Release and other Promises. The intent of this section is to secure Employee’s release of claims against the Company or anyone connected with it for any harm Employee may claim to have suffered for any period prior to his execution of this Agreement in connection with Employee’s employment or the termination of Employee’s employment, in return for the benefits described in this Agreement. Accordingly, in exchange for the consideration described above, Employee hereby agrees as follows:

(a)

Release. Employee, with the intention of binding himself and his heirs, beneficiaries, trustees, administrators, executives, assigns and legal representatives (collectively, the “Releasors”), hereby irrevocably and unconditionally releases, remises, and forever discharges the Company and all of its present, former and/or future officers, employees, directors, stockholders, agents, representatives, partners, administrators, attorneys, insurers, fiduciaries, subsidiaries, divisions, affiliates, predecessors, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, and whether asserted or unasserted (“Claims”), including, without limitation, (i) any and all rights and claims arising out of or in connection with Employee’s employment by Castle Brands Inc., the terms and conditions of such employment, or the termination of Employee’s employment; (ii) any and all contract claims, claims for bonuses, claims for severance allowances, or claims of constructive discharge or entitlements; (iii) fraud claims, defamation, disparagement and other personal injury and tort claims; and (iv) claims under any federal, state, or municipal employee benefit, wage payment, discrimination, or retaliation, or fair employment practices law (e.g., on the basis of sex, religion, age, race, or disability or any other legally protected characteristic), statute, or regulation, and claims for costs and expenses (including but not limited to experts’ fees and attorneys’ fees) with respect thereto.  This General Release includes, without limitation, any and all rights and claims under the Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the U.S.  Pregnancy Discrimination Act, the U.S.  Fair Labor Standards Act, the U.S.  Equal Pay Act, The Workers Adjustment and Notification Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the New York Conscientious Employee Protection Act, the New York Equal Pay Act, the New York Smokers’ Rights Law, the New York Genetic Privacy Act, and the New York Constitution, in each case as such laws have been or may be amended.  Such released Claims also include, without limitation, any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program arising under any Company policy, procedure, or employee benefit plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorney’s fees and costs. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive Employee’s right to enforce this Agreement or any other agreement between the Parties to the extent expressly preserved by this Agreement, or the Company’s right to enforce any of Employee’s obligations contained in this Agreement or any other agreement between the Parties to the extent expressly preserved by this Agreement.  In the event that any Released Party other than the Company asserts a claim against Employee involving any acts, omissions or facts that occurred during any period prior to Employee’s signing of this Agreement, the said Released Party shall not have the benefit of the foregoing release by Employee, and Employee shall be free to assert any claims or counterclaims against said Released Party as if this Agreement had not been signed.

(b)

No Prior Lawsuits. Employee hereby represents that Employee has not filed any Claim against the Released Parties relating to Employee’s employment and/or separation from employment with the Company, or otherwise involving facts which occurred in any period prior to Employee’s signing of this Agreement. Employee hereby further represents and warrants that Employee has not assigned or transferred, or purported to have assigned or transferred to any entity or person, any claim or cause of action released in this Section 5(b), or any amount of money related hereto.  Employer reciprocally represents that it has no knowledge of any material claims or investigations which could materially impact Employee’s entering into this Agreement on the terms hereof.

(c)

Continued Obligations Under the Employment Agreement. Employee agrees that it is a material condition of this Agreement that Employee comply with Paragraphs 7, 9, 10 and 22 of the Employment Agreement, which are incorporated by reference herein.

(d)

Cooperation with the Company. Employee shall fully cooperate and assist the Company with the following matters to the extent the Company may, from time to time, so request: (i) effecting a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee, and (ii) cooperation and assistance with any investigation, litigation, or other dispute in which the Company may become involved which may relate to the Employee or the performance of his duties with the Company. Such cooperation and assistance shall include providing information, documents, etc., submitting to interviews with the Company’s counsel and accountants, submitting to depositions, providing testimony and general cooperation to assist the Company in defending its position with reference to any matter. Employee will be reimbursed in accordance with the Company’s expense reimbursement policy for any reasonable out-of-pocket expense Employee may incur in fulfilling Employee’s obligations under this paragraph. Such obligation shall be in addition to, and not in lieu of, Employee’s obligation under Paragraph 10 of the Employment Agreement.  Subsequent to the Termination Date, the services to be provided pursuant to this Section 5(d) shall be performed at times and on schedules that are reasonably consistent with Executive’s other business activities and commitments.

6.

Release of Employee.

(a)

Release. Except as necessary to enforce the terms of this Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, the Company hereby releases and forever discharges Employee from any and all liabilities, causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, and whether asserted or unasserted (“Company Claims”), (i) which the Company may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company for any period prior to the Company’s execution of this Agreement or (ii) which otherwise involve any act, omission or facts that occurred during any period prior to the Company’s signing of this Agreement; provided, however, that while, to the best of the Company’s knowledge as of the date hereof, no such action by the Employee has taken place,  the Company does not release or discharge herein any Company Claims it may now or in the future have against Employee for acts of fraudulent, criminal or other willful misconduct of Employee of which the Company currently is not aware and which has or would have an adverse effect on the Company, provided that such unreleased or non-discharged Company Claim must be directly related to or result from:

(i) an act of criminal misconduct where (x) the Employee is convicted or enters a plea of guilty or nolo contendre with respect to such criminal misconduct in or before a court of competent jurisdiction or in a non-judicial disposition of such a proceeding; and (y) if applicable, sentencing shall have taken place; and/or

(ii) an act of fraud or willful misconduct, where the proceeding by a court of competent jurisdiction, non-judicial proceeding or other alternative dispute resolution mechanism terminates with a materially adverse finding against the Employee or a non-judicial disposition of such proceeding.

Except for Company Claims related to fraudulent, criminal or other willful misconduct, the Company further covenants not to voluntarily participate or assist in any lawsuit, arbitration or other legal action asserting any claims that are released under this Agreement.

7. Acknowledgments. By signing this Agreement below, Employee hereby acknowledges as follows:

(a)

Sufficiency of Consideration. The consideration received by Employee in Sections 3 and 6 of this Agreement in exchange for the release contained in Section 5 and the other promises contained in this Agreement, are greater in value than anything else which Employee may have otherwise been entitled under any existing Company separation, benefit or compensation policy if Employee did not execute this Agreement and are in lieu of any other compensation which Employee may have otherwise been entitled to receive under the Employment Agreement upon termination.

(b)

No Other Wages or Benefits Due. Except as described in this Agreement, Employee has been paid all wages and attendant benefits due Employee from the Company in consideration of the services Employee rendered for the Company during the period prior to his execution of this Agreement, including, but not limited to, vacation pay, sick or disability pay, overtime pay, holiday pay, expense reimbursement, bonuses, and any and all monetary or other benefits that are or were due Employee pursuant to policies of the Company in effect prior to his execution of this Agreement.

(c)

Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between Employee and the Company regarding the subject matter hereto and, as such, fully supersedes any and all prior agreements or understandings between Employee and the Company pertaining to the subject matter addressed in this Agreement (including, without limitation, the

Employment Agreement); provided, that, this Agreement shall not supersede, replace, or otherwise affect in any manner, (i) Employee’s continuing obligations under Paragraphs 7, 9, 10 and 22 of the Employment Agreement (as modified in Section 5(c) of this Agreement), and (ii) the waiver, binding effect (as to preserved paragraphs of the Employment Agreement), notice, severability, headings and other provisions contained in Paragraphs 13, 14, 15, 17, 20 and 22 of the Employment Agreement.  The Parties acknowledge that this Agreement is not intended to limit the indemnification provisions of Company’s certificate of incorporation and bylaws nor the terms of Section 145 of the Delaware General Corporation Law.  Employee has carefully read and fully understands all of the provisions of this Agreement, which, except as noted in this Agreement, sets forth the entire understanding between Employee and the Company. In agreeing to the terms of this Agreement, Employee is not relying upon any written or oral promise or representation made to Employee by any employee or representative of the Company, other than the promises contained herein. This Agreement may not be amended, superseded, cancelled or terminated other than in a writing signed both by Employee and by the Company or its attorney or other designated representative.

(d)

No Duress. Employee has not been forced or pressured in any manner whatsoever to sign this Agreement, and Employee has agreed to all of its terms voluntarily.

8.

Severability. If any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be of no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement; provided, however, that upon any finding by a court (or other tribunal) of competent jurisdiction that the releases contained in Paragraph 5 are illegal, void or unenforceable, you agree, promptly upon the request of the Company, to execute a new general release that is legal and enforceable.

9.

Return of Company Property. On the Termination Date or upon earlier request by the Company, Employee shall return to the Company any Company property in Employee’s possession, custody or control; provided, however, that paychecks, policies, benefit documents or other similar non-confidential materials received by Employee regarding the Employee’s employment with the Company in the ordinary course of such employment shall not be subject to such return.

10.

Choice of Law; Forum. This Agreement (including any of Employee’s continuing obligations under Paragraphs 7, 9, 10 and 22 of the Employment Agreement) shall be governed by the laws of the State of New York without giving effect to the principle of choice of law thereof. The interpretation and enforcement of the provisions of this Agreement (including any dispute regarding Employee’s continuing obligations under Paragraphs 7, 9, 10 and 22 of the Employment Agreement) shall be resolved and determined exclusively by the state or federal courts sitting in New York, New York, and such courts are hereby granted exclusive jurisdiction for such purpose.

11.

Effective Date. Because this Agreement includes a release of claims under the Age Discrimination in Employment Act, the Company hereby advises you that you should consult an attorney regarding this Agreement, that you are entitled to twenty-one (21) days from your receipt of this Agreement to consider it and that you may have seven (7) days from the date you sign this Agreement to revoke it.  At the conclusion of that seven (7) day period, this Agreement will become final and effective and your right to revoke this Agreement will have expired.

12.

Notice. Whenever any notice is required or permitted hereunder, it shall be given in writing addressed as follows:

To the Company:

Castle Brands Inc.

570 Lexington Avenue, 29th Floor

New York, NY 10022

Facsimile: (646) 356-0222

Attention: Chief Executive Officer

To the Executive:

To his home address as shown on the records of the Company, Attention: Herbert Roberts.

Notice shall be deemed given and effective (a) five (5) business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, (b) when received by the addressee, if sent by a nationally recognized air courier for next day delivery service (receipt requested), or (c) upon personal delivery (with written confirmation of receipt). Each party shall also provide a courtesy notice via email to the other, which courtesy notice shall not constitute notice pursuant to this Section 12.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.

13.

Assignment and Transfer. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Employee’s consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise), and upon such assignment this Agreement shall be binding upon such successor or assignee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Employee shall die, all amounts payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s estate.

15.

No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any other term, condition or covenant contained herein or on any subsequent default or breach of the same term, condition or covenant.

16.

No Obligation to Mitigate. In no event shall Employee be obliged to seek other employment or consulting or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of self-employment or employment by another employer.

17.

No Right of Set-off, Etc. Except as set forth in this Agreement, the obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others.

18.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Execution of this Agreement by the Parties evidenced by signatures transmitted by facsimile or electronic mail shall be deemed the same as original signatures.

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ACCEPTED AND AGREED:

CASTLE BRANDS INC.

By:   /s/ Mark Andrews

Name:

Mark Andrews

Title:

Chief Executive Officer

Dated:

March 20, 2007

   /s/ Herbert Roberts

HERBERT ROBERTS

Dated:

March 20, 2007